SCHEDULE 14C INFORMATION
(RULE 14C-101)

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

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CHANGDA INTERNATIONAL HOLDINGS, INC.
(Name of Registrant As Specified In Charter)

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INFORMATION STATEMENT

October [ ], 2009

CHANGDA INTERNATIONAL HOLDINGS, INC.

GENERAL

This Information Statement is being distributed to the holders of record of the common stock, par value $.001 per share (“Common Stock”), of Changda International Holdings, Inc., a Nevada corporation (the “Company”), at the close of business on October [ ], 2009 (the “Record Date”) under Rule 14c-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Information Statement advises shareholders of actions taken and approved on September 30, 2009 by Qingran Zhu, Leodegario Quinto Camacho, Huaran Zhu, Carsten Aschoff, and Jan Pannemann, who comprise the Company’s board of directors, and ratified on September 30, 2009 by holders of a majority of the Company’s outstanding shares of Common Stock (the “Majority Shareholders”), to effect a one-for-three (1:3) reverse split of the issued and outstanding shares of common stock of the Company without changing the par value of the stock (“Reverse Split”), which would decrease the number of outstanding Common Stock from 56,609,164 to 18,869,721.

The Reverse Split will not become effective until the filing with the Office of the Secretary of State of Nevada of Articles of Amendment to the Company’s Articles of Incorporation (the “Amendment”) at least twenty (20) days after the date of the mailing of this Information Statement to the Company’s shareholders.

THIS IS NOT A NOTICE OF A SPECIAL MEETING OF SHAREHOLDERS AND NO SHAREHOLDER MEETING WILL BE HELD TO CONSIDER ANY MATTER WHICH WILL BE DESCRIBED HEREIN. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

INTRODUCTION

The Company is based in the People’s Republic of China (“PRC”) and is engaged in mainly in production and distribution of fertilizers and other industrial chemical products. The Company’s corporate offices are located in Weifang, PRC.

The Company also believes that the Reverse Split would be in the best interests of the Company because it would increase the per share stock price. The Company believes that if it is successful in maintaining a higher stock price, the stock will generate greater interest among professional investors and institutions. If the Company is successful in generating interest among such entities, it is anticipated that the shares of its Common Stock would have greater liquidity and a stronger investor base. Thus, the Board of Directors approved, and the Majority Shareholders ratified, an amendment to the Company’s Articles of Incorporation to effect the Reverse Split. The Reverse Split will become effective immediately upon the filing of the Amendment with the Office of the Secretary of State of Nevada. The filing will be made at least twenty (20) days after the date this Information Statement is first sent to shareholders.

THE REVERSE SPLIT

The Board of Directors and Majority Shareholders approved an amendment to the Articles of Incorporation of the Company to effect the Reverse Split. At the time of the Reverse Split, holders of outstanding shares of Common Stock will receive one share of post-Reverse Split Common Stock for each three shares of pre-Reverse Split Common Stock held as of the close of business on the date the Amendment is filed, depending on the exact ratio of the Reverse Split. No fractional shares of Common Stock will be issued in connection with the Reverse Split. All fractional share amounts resulting from the Reverse Split will be rounded up to the next whole new share.  In connection with the Reverse Split, the Company’s Board of Directors, in its sole discretion, may provide special treatment to shareholders to preserve round lot holders (i.e., holders owning at least 100 shares) after the Reverse Split.

Authorization by the Directors and the Majority Shareholders

Under Section 78.315(2) of the Nevada Revised Statutes and the Company’s Articles of Incorporation, any action required or permitted to be taken at a meeting of the board of directors or of a committee thereof may be taken without a meeting if, before or after the action, a written consent thereto is signed by all the members of the board or of the committee. Further, under Section 78.320 of the Nevada Revised Statutes and the Company’s Articles of Incorporation, any action that can be taken at an annual or special meeting of shareholders may be taken without a meeting, without prior notice and without a vote if the holders of outstanding stock having not less than the minimum number of votes that will be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted consent to such action in writing. Under Chapter 78 of the Nevada Revised Statutes and the Company’s Articles of Incorporation, as amended, the approval of the abovementioned Reverse Split requires the affirmative vote or written consent of a majority of the issued and outstanding shares of Common Stock. Each share is entitled to one vote per share on any matter which may properly come before the shareholders.

On September 30, 2009, the board of directors unanimously authorized the Reverse Split and the filing of the Amendment by Written Consent of the Board of Directors as set forth in Exhibit A to this Information Statement.

On September 30, 2009, the Majority Shareholders of the Company and holders of approximately 71% of the total outstanding Common Stock and 40,199,973 votes, ratified the Board of Directors’ Written Consent and further authorized the Reverse Split and the filing of the Amendment by Written Consent of the Majority Shareholders as set forth in Exhibit B to this Information Statement. As of the close of business on September 30, 2009, the Company had outstanding 56,609,164 shares of Common Stock carrying a total of 56,609,164 votes.

Accordingly, the Company has obtained all necessary corporate approvals in connection with the Reverse Split and is furnishing this Information Statement solely for the purpose of informing shareholders of the Reverse Split, in the manner required under the Exchange Act, before the Amendment effectuating the Reverse Split may be filed.

Effective Date

The Reverse Split will become effective immediately upon the filing of Articles of Amendment to the Articles of Incorporation of the Company with the Office of the Secretary of State of Nevada.

Pursuant to Rule 14c-2 under the Exchange Act, the filing will be made at least twenty (20) days after the date on which this Information Statement has been mailed to the stockholders. The Company anticipates that the actions contemplated herein will be effected on or about the close of business on October [  ], 2009.

This Information Statement will serve as written notice to stockholders pursuant to the Nevada Revised Statutes.

Reasons for the Reverse Split

Shareholders should note that the effect of the Reverse Split upon the market price for the Common Stock cannot be accurately predicted. We cannot assure you that the market price for shares of Common Stock will be proportionately greater after the Reverse Split than immediately prior to the Reverse Split, or that the market price will increase, or that any increase will be maintained for any period of time, after the Reverse Split. We also cannot assure you that the Reverse Split will not adversely impact the market price of the Common Stock.

Bid and ask quotations for the Common Stock appear on the NASD’s Over-the-Counter Bulletin Board under the symbol CIHI.OB. The high bid and low ask prices for the Common Stock, as reported by Yahoo Finance on September 30, 2009, were: $1.70 and $1.55, respectively. These over-the-counter market bid and ask quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions and may not necessarily represent actual transactions. As of September 30, 2009, there were approximately 298 holders of record of the Common Stock.

Effects of the Reverse Split

Voting Rights. Holders of Common Stock will continue to have one vote for each share of Common Stock owned after the Reverse Split. Consequently, the voting and other rights of the holders of the Common Stock will not be affected by the Reverse Split.

Number of Shareholders; Par Value and Authorized Shares. The number of shareholders of record will not be affected by the Reverse Split. The par value and authorized number of shares of Common Stock under the Company’s Articles of Incorporation will remain the same following the effective time of the Reverse Split.

Number of Shares Outstanding. The number of shares of Common Stock issued and outstanding will be reduced following the effective time of the Reverse Split. As a result of the Reverse Split, each two-to-four shares of Common Stock owned before the effective time of the Reverse Split will be converted automatically into one share of Common Stock, without any action on the part of the shareholders, subject to adjustment for fractional shares and subject to the exact whole number ratio to be determined by the Company’s Chief Executive Officer, Mr. Qingran Zhu, in consultation with certain investors of the Company.

All fractional share amounts resulting from the Reverse Split will be rounded up to the next whole new share. In connection with the Reverse Split, our Board of Directors, in its discretion, may provide special treatment to certain shareholders to preserve round lot holders (i.e., holders owning at least 100 shares) after the Reverse Split.

Public Status; Reporting Requirements. There is currently no intention for the Company to go private, and the Reverse Split is not intended to be a first step in a going private transaction and will not have the effect of a going private transaction covered by Rule 13e-3 of the Exchange Act. Moreover, the Reverse Split will not increase the risk of the Company becoming a private company in the future. The Company will continue to be subject to the periodic reporting requirements of the Exchange Act following the Reverse Split.

Issuance of Additional Shares. The number of authorized shares of Common Stock will continue to be 100,000,000 shares after the Reverse Split. However, the number of authorized but unissued shares of Common Stock effectively will be increased significantly by the Reverse Split because the 56,609,164 shares outstanding prior to the Reverse Split, approximately  56.6% of the 100,000,000 authorized shares, will be reduced to approximately 18,869,721 shares, approximately  18.9% of the 100,000,000 authorized shares in the event of a one-for-three (1:3) reverse split. The effective increase in the number of authorized but unissued shares of Common Stock may be construed as having an anti-takeover effect by permitting the issuance of shares to purchasers who might oppose a hostile takeover bid or oppose any efforts to amend or repeal certain provisions of the Company’s Articles of Incorporation or Bylaws. Such a use of these additional authorized shares could render more difficult, or discourage, an attempt to acquire control of the Company through a transaction opposed by the Board of Directors. At this time, the Board of Directors does not have plans to issue any shares of Common Stock resulting from the effective increase in the number of our authorized but unissued shares generated by the Reverse Split.

Outstanding Shares and Voting Rights

As of the Record Date, the Company's authorized capitalization consisted of 100,000,000 shares of Common Stock, of which 56,609,164 shares were issued and outstanding.  Holders of Common Stock of the Company have no preemptive rights to acquire or subscribe to any of the additional shares of Common Stock.

Each share of Common Stock entitles its holder to one vote on each matter submitted to the stockholders.

Federal Income Tax Consequences

The Company will not recognize any gain or loss as a result of the Reverse Split.

The Company has not sought and will not seek an opinion of counsel or a ruling from the Internal Revenue Service regarding the Federal income tax consequences of the Reverse Split. The state and local tax consequences of the Reverse Split may vary significantly as to each stockholder, depending upon the jurisdiction in which such shareholder resides. Shareholders are urged to consult their own tax advisers to determine the particular consequences of the Reverse Split to them.

Distribution and Costs

The Company will pay the cost of preparing, printing and distributing this Information Statement. Only one Information Statement will be delivered to multiple shareholders sharing an address, unless contrary instructions are received from one or more of such shareholders. Upon receipt of a written request at the address noted above, the Company will deliver a single copy of this Information Statement and future shareholder communication documents to any shareholders sharing an address to which multiple copies are now delivered.

Absence of Dissenters’ Rights of Appraisal

Neither the adoption by the Board of Directors, nor the approval by the Majority Shareholders, of the Reverse Split provides shareholders any right to dissent and obtain appraisal of or payment for such shareholder’s shares under Section 78 of the Revised Nevada Statutes, the Articles of Incorporation or the Bylaws.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of September 30, 2009, with respect to the beneficial ownership of the outstanding common stock by (i) any holder of more than five (5%) percent; (ii) each of the Company's executive officers and directors; and (iii) the Company's directors and executive officers as a group. Except as otherwise indicated, each of the stockholders listed below has sole voting and investment power over the shares beneficially owned.
Amount and Nature of Beneficial Ownership

Title of Class	Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership (2)	Percentage of Common Stock (2)
5% Stockholder
Common Stock	Hudson International Limited (3) c/o Weifang Changda Fertilizer Co. Limited 10thFloor, Chenhong Building No. 301 East Dong Feng Street Weifong, Shangdong, PRC, 261041	6,432,000	11.4%
Common Stock	Exceed International Limited (4) c/o Weifang Changda Fertilizer Co. Limited 10thFloor, Chenhong Building No. 301 East Dong Feng Street Weifong, Shangdong, PRC, 261041	11,632,000	20.5%
Common Stock	AllHomely International Limited (5)(6)(9) c/o Weifang Changda Fertilizer Co. Limited 10thFloor, Chenhong Building No. 301 East Dong Feng Street Weifong, Shangdong, PRC, 261041	22,135,973	39.1%

Executive Officers and Directors
Common Stock	Qingran Zhu (5)(6) Chief Executive Officer and Director	0	*
Common Stock	Leodegario Quinto Camacho Chief Financial Officer and Director	10,000	*
Common Stock	Huaran Zhu (3)(7) Executive Director	6,432,000	11.4%
Common Stock	Carstan Aschoff (8) Director Lindenstr. 10 D-91580 Petersaurach Germany	20,000	*
Common Stock	Jan Pannemann (5)(9) Director	22,285,973	39.4
All Directors and Executive Officers as a Group (5 Persons)		28,747,973	50.8%

*  less than 1%.

(1)
Unless otherwise indicated, the address of each beneficial owner is c/o Changda International Holdings, Inc., 10th Floor Chenhong Building, No. 301 East Dong Feng Street, Weifang, Shandong, People’s Republic of China 261041.

(2)
In determining beneficial ownership of our Common Stock as of a given date, the number of shares shown includes shares of Common Stock which may be acquired on exercise of warrants or options or conversion of convertible securities within 60 days of that date. In determining the percent of Common Stock owned by a person or entity on September 30, 2009, (a) the numerator is the number of shares of the class beneficially owned by such person or entity, including shares which may be acquired within 60 days on exercise of warrants or options and conversion of convertible securities, and (b) the denominator is the sum of (i) the total shares of common stock outstanding on September 30, 2009 (56,609,164), and (ii) the total number of shares that the beneficial owner may acquire upon exercise of any warrants, options and conversion of any convertible securities. Unless otherwise stated, each beneficial owner has sole power to vote and dispose of its shares.

(3)
Hudson International Limited (“Hudson”) is owned by our director, Huaran Zhu, and Wen Jun Wang, who own 79% and 21% of the interest in Hudson, respectively.  Qingran Zhu, Huaran Zhu, and Mr. Wang are each officers and directors of Hudson. Huaran Zhu, the majority shareholder of Hudson, has voting and dispositive control over the shares of Common Stock owned by Hudson.

(4)
Fen Ran Zhu, the sister of Qingran and Huaran Zhu, owns 42% of Exceed International Limited (“Exceed”). Gang Zhang and Tao Wang own 31% and 27% of Exceed International Limited, respectively. Ms. Zhu, Ms. Zhang, and Ms. Wang are deemed to beneficially own the shares of Common Stock held by Exceed in proportion to their interest in Exceed.

(5)
AllHomely International Limited (“AllHomely”) is owned by our chief executive officer Qingran Zhu and director Jan Pannemann. Mr. Zhu and Mr. Pannemann are the sole officers and directors of AllHomely and own 23% and 77% of the interest in AllHomely, respectively.  Mr. Pannemann, the majority shareholder of AllHomely, has voting and dispositive control over the shares of Common Stock owned by AllHomely.

(6)
Qingran Zhu, our Chief Executive Officer and director, is an officer and director of each of AllHomely, Exceed, and Hudson, but does not hold voting or dispositive control over the Common Stock owned by these entities.  Accordingly, Mr. Zhu disclaims beneficial ownership of these shares.

(7)
Huaran Zhu, a director, holds 79% of the interest in Hudson and has voting and dispositive control over the shares of Common Stock held by Hudson.  Accordingly, Mr. Zhu’s total ownership includes all of the shares of Common Stock held by Hudson.

(8)	As partial payment for services as director, the Company granted Carsten Aschoff a two-year warrant to purchase up to 20,000 shares of Common Stock at $1.60 per share.

(9)
Jan Pannemann, a director, holds 77% of the interest in AllHomely and has voting and dispositive control over the shares of Common Stock held by AllHomely.  Accordingly, in addition to the 150,000 shares of Common Stock he holds directly, Mr. Pannemann’s total beneficial ownership includes all of the shares of Common Stock indirectly held by Mr. Pannemann in AllHomely.

WHERE YOU CAN FIND MORE INFORMATION ABOUT THE COMPANY

The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. You can read and copy any materials that the Company files with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information about the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a Web site that contains information we file electronically with the SEC, which you can access over the Internet at http://www.sec.gov. Copies of these materials may also be obtained by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549 at prescribed rates.

[SIGNATURE PAGE TO FOLLOW]

RECOMMENDATION OF THE BOARD OF DIRECTORS

The Board of Directors recommended approval of the Reverse Split to the Majority Shareholders.

By Order of the Board of Directors
October 2, 2009

/s/ Qingran Zhu
Name: Qingran Zhu
Title: Chief Executive Officer

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